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                                                                    Exhibit 99.1

               Ark Restaurants Announces Financial Results for the
                Third Quarter and Nine Months Ended July 1, 2006

CONTACT:
Robert Towers
(212) 206-8800
bob@arkrestaurants.com

NEW YORK, New York - August 14, 2006 -- Ark Restaurants Corp. (NASDAQ:ARKR) today reported financial results for the third quarter and nine month periods ended July 1, 2006.

For the three months ended July 1, 2006, the Company's income from continuing operations was $2,656,000, or $0.77 per share ($0.75 per diluted share), compared to $3,013,000, or $0.88 per share ($0.84 per diluted share), for the same period last year. Income from continuing operations for the three months ended July 1, 2006 was negatively impacted by the Company being required to recognize $187,000 of non-cash compensation expense with regard to the Company's share-based compensation plan and unusually hot weather and rainstorms in the Northeast during significant portions of the third quarter rendering outdoor seating at the Company's New York City and Washington, D.C. facilities (historically, a substantial contributor to the Company's operations during the quarter) inefficient.

Total revenues from continuing operations for the three month period ended July 1, 2006 were $32.6 million versus $32.2 million in the same period last year. Revenues from the Company's Las Vegas operations represented 47.4% of the Company's total revenues from continuing operations during the three-month period ended July 1, 2006. The increase in revenues as compared to the same period last year was primarily due to the opening of the Company's Gallagher's Steakhouse and Luna Lounge in Atlantic City, New Jersey and the reclassification of certain of the Company's facilities to discontinued operations. Compared to the same three month period last year, same store sales in the Company's New York City operations increased by 2.3%, same store sales in the Company's Las Vegas operations decreased by 0.4% and same store sales in the Company's Washington D.C. operations decreased by 10.4%. Compared to the same three month period last year, Company-wide same store sales decreased by 1.4%. Although the Company does not report the sales or the financial results of the Company's managed Florida casino operations (the Company derives income from a management fee arrangement in part based on sales), same store sales at the Company's Florida operations increased by 17% compared to the same three month period last year. Sales at the Company's Florida operations totaled $2,648,000 during the three month period ended July 1, 2006.

For the nine months ended July 1, 2006, the Company's income from continuing operations was $3,860,000, or $1.11 per share ($1.09 per diluted share), compared to $4,565,000, or $1.34 per share ($1.28 per diluted share), for the same period last year. Income from continuing operations for the nine months ended July 1, 2006 was, likewise, negatively impacted by the Company being required to recognize $561,000 of non-cash compensation expense with regard to the Company's share-based compensation plan.

Total revenues from continuing operations for the nine month period ended July 1, 2006 were $85.3 million versus $82.7 million in the same period last year. Revenues from the Company's



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Las Vegas operations represented 54.4% of the Company's total revenues from continuing operations during the nine month period ended July 1, 2006. The increase in revenues as compared to the same period last year was, likewise, primarily due to the opening of the Company's Gallagher's Steakhouse and Luna Lounge in Atlantic City, New Jersey and the reclassification of certain of the Company's facilities to discontinued operations. Compared to the same nine month period last year, same store sales in the Company's New York City operations increased by 8.2%, same store sales in the Company's Las Vegas operations decreased by 3.5% and same store sales in the Company's Washington D.C. operations decreased by 4.2%. Compared to the same nine month period last year, Company-wide same store sales decreased by 0.4%. Same store sales at the Company's managed Florida casino operations increased by 19.7% compared to the same nine month period last year. Sales at the Company's Florida operations totaled $7,823,000 during the nine month period ended July 1, 2006.

EBITDA from continuing operations for the three month period ended July 1, 2006 was $4,836,000 versus $5,262,000 during the same three month period last year. EBITDA from continuing operations for the three month period ended July 1, 2006 was, likewise, negatively impacted by the Company being required to recognize a $187,000 non-cash compensation expense with regard to the Company's share-based compensation plan.

EBITDA from continuing operations for the nine month period ended July 1, 2006 was $8,200,000 versus $8,864,000 during the same nine-month period last year. EBITDA from continuing operations for the nine month period ended July 1, 2006 was, likewise, negatively impacted by the Company being required to recognize a $561,000 non-cash compensation expense with regard to the Company's share-based compensation plan.

The Company had net income of $2,488,000 in the three month period ended July 1, 2006 compared to net income of $2,822,000 in the same three month period last year. Net income for the three month period ended July 1, 2006 was negatively impacted by unusually hot weather and rainstorms in the Northeast during significant portions of the third quarter rendering outdoor seating at the Company's New York City and Washington, D.C. facilities (historically, a substantial contributor to the Company's operations during the quarter) inefficient and the Company being required to recognize a $187,000 non-cash compensation expense with regard to the Company's share-based compensation plan.

Net income for the nine-month period ended July 1, 2006 was $3,252,000 compared to $4,561,000 during the same nine-month period last year. In the nine month period in the previous year, net income was positively impacted by a $644,000 gain realized on the sale of one of the Company's restaurants. Net income for the nine month period ended July 1, 2006 was also negatively impacted by the Company being required to recognize a $561,000 non-cash compensation expense with regard to the Company's share-based compensation plan and $447,000 in pre-opening and the early operating losses experienced by the Company's Gallagher's Steakhouse and Luna Lounge in Atlantic City, New Jersey.

On July 27, 2006, the Company entered into an agreement to operate a casual sit-down restaurant known as The Grill at Two Trees in the Two Trees Inn, a facility owned by the Mashantucket Pequot Tribal Nation and a part of the Foxwoods Resort Casino, in Ledyard, Connecticut. The agreement provides that the Company cannot take possession of the restaurant until the Company obtains a liquor license for the facility. The Company is currently in the process of applying for such liquor license. The Company presently manages two facilities at the Foxwoods Resort



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Casino, a marketplace style restaurant known as the Fifth Street Cafe in the newly expanded poker room and a fast-casual restaurant in the Bingo Hall.

As of July 1, 2006, the Company had no long-term debt and a cash balance of $5,889,000.

Ark Restaurants owns and operates 23 restaurants and bars, 28 fast food concepts, catering operations and wholesale and retail bakeries. Eight restaurants are located in New York City, four are located in Washington, D.C., nine are located in Las Vegas, Nevada, two are located in Atlantic City, New Jersey and one is located at the Foxwoods Resort Casino in Ledyard, Connecticut. The Las Vegas operations include three restaurants within the New York-New York Hotel & Casino Resort and operation of the hotel's room service, banquet facilities, employee dining room and nine food court concepts; four restaurants and bars within the Venetian Casino Resort as well as four food court concepts. In Las Vegas, the Company also owns and operates one restaurant within the Forum Shops at Caesar's Shopping Center. The Florida operations under management include five fast food facilities in Tampa, Florida and eight fast food facilities in Hollywood, Florida, each at a Hard Rock Hotel and Casino operated by the Seminole Indian Tribe at these locations. In Atlantic City, New Jersey, the Company operates a restaurant and a bar in the Resorts Atlantic City Hotel and Casino.

ARK RESTAURANTS CORP.
Unaudited Condensed Consolidated Income Statement
For the 13 and 39 week periods ended July 1, 2006 and July 2, 2005
(In Thousands, Except per share amounts)
--------------------------------------------------------------------------------

                                         13 weeks  13 weeks  39 weeks  39 weeks
                                           ended     ended     ended     ended

                                          July 1,   July 2,   July 1,   July 2,
                                           2006      2005      2006      2005
                                         --------  --------  --------  --------

TOTAL REVENUES                           $ 32,606  $ 32,206  $ 85,321  $ 82,717

COST AND EXPENSES:

Food and beverage cost of sales             8,095     8,065    21,477    21,044
Payroll expenses                            9,814     9,325    27,761    26,303
Occupancy expenses                          4,365     4,046    12,623    11,764
Other operating costs and expenses          3,800     3,745    10,394     9,719
General and administrative expenses         1,874     1,900     5,435     5,455
Depreciation and amortization expenses        835       749     2,421     2,209
                                         --------  --------  --------  --------

   Total costs and expenses                28,783    27,830    80,111    76,494
                                         --------  --------  --------  --------

OPERATING INCOME                            3,823     4,376     5,210     6,223
                                         --------  --------  --------  --------

OTHER INCOME:

Interest income                                23         5        70        58
Other income                                  178       137       569       432
                                         --------  --------  --------  --------
   Total other income                         201       142       639       490
                                         --------  --------  --------  --------

Income from continuing operations
   before income taxes                      4,024     4,518     5,849     6,713

Provision for income taxes                  1,368     1,505     1,989     2,148
                                         --------  --------  --------  --------



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Income from continuing operations           2,656     3,013     3,860     4,565
                                         --------  --------  --------  --------

DISCONTINUED OPERATIONS:
Loss from operations of discontinued
   restaurants                               (255)     (271)     (921)       (6)

Benefit for income taxes                      (87)      (80)     (313)       (2)
                                         --------  --------  --------  --------

Loss from discontinued operations            (168)     (191)     (608)       (4)
                                         --------  --------  --------  --------

NET INCOME                               $  2,488  $  2,822  $  3,252  $  4,561
                                         ========  ========  ========  ========

PER SHARE INFORMATION - BASIC AND
   DILUTED:

Continuing operations basic              $    .77  $    .88  $   1.11  $   1.34
Discontinued operations basic            $   (.05) $   (.06) $   (.18) $   (.00)
                                         --------  --------  --------  --------
Net basic                                $    .72  $    .82  $    .94  $   1.34
                                         ========  ========  ========  ========

Continuing operations diluted            $    .75  $    .84  $   1.09  $   1.28
Discontinued operations diluted          $   (.05) $   (.05) $   (.17) $   (.00)
                                         --------  --------  --------  --------
Net diluted                              $    .70  $    .79  $    .92  $   1.28
                                         ========  ========  ========  ========

WEIGHTED AVERAGE NUMBER OF SHARES-BASIC     3,462     3,433     3,462     3,414
                                         ========  ========  ========  ========

WEIGHTED AVERAGE NUMBER OF
 SHARES-DILUTED                             3,546     3,586     3,546     3,560
                                         ========  ========  ========  ========

Continuing Operations EBITDA
   Reconciliation
Pre tax earnings                         $  4,024  $  4,518  $  5,849  $  6,713
Depreciation and amortization                 835       749     2,421     2,209
Interest                                      (23)       (5)      (70)      (58)
                                         --------  --------  --------  --------
EBITDA (a)                               $  4,836  $  5,262  $  8,200  $  8,864
                                         ========  ========  ========  ========

Continuing Operations EBITDA adjusted
   for non-cash stock option expense
EBITDA (as defined) (a)                  $  4,836  $  5,262  $  8,200  $  8,864
Non-cash stock option expense                 187         -       561         -
                                         --------  --------  --------  --------
EBITDA adjusted for non-cash stock
   option expense                        $  5,023  $  5,262  $  8,761  $  8,864
                                         ========  ========  ========  ========

(a) EBITDA is defined as earnings before interest, taxes, depreciation and amortization and cumulative effect of changes in accounting principle. Although EBITDA is not a measure of performance or liquidity calculated in accordance with generally accepted accounting principles (GAAP), the Company believes the use of the non-GAAP financial measure EBITDA enhances an overall understanding of the Company's past financial performance as well as providing useful information to the investor because of its historical use by the Company as both a performance measure and measure of liquidity, and the use of EBITDA by virtually all companies in the restaurant sector as a measure of both



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      performance and liquidity. However, investors should not consider this measure in isolation or as a substitute for net income, operating income, cash flows from operating activities or any other measure for determining the Company's operating performance or liquidity that is calculated in accordance with GAAP, it may not necessarily be comparable to similarly titled Measures employed by other companies. A reconciliation of EBITDA to the most comparable GAAP financial measure, net income, is included above.